Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 23, 2011 relating to the
Preliminary Prospectus Supplement dated February 23, 2011
to Prospectus dated September 22, 2009
Registration Statement No. 333-162059
Final Pricing Term Sheet
4.60% Senior Notes due 2021

Issuer:	Waste Management, Inc.

Guarantor:	Waste Management Holdings, Inc.

Principal Amount:	$400,000,000

Maturity:	March 1, 2021

Coupon:	4.60%

Price to Public:	99.762% of face amount

Underwriting Discount:	0.650%

Benchmark Treasury:	3.625% due 2/15/2021

Spread to Benchmark Treasury:	1.180%

Benchmark Treasury Price and Yield:	101-15, 3.450%

Yield to maturity:	4.630%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2011.

Redemption Provisions:	Redeemable at any time prior to December 1, 2020 (three months prior to their maturity date), in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 20 basis points (as defined and described in further detail in the Prospectus Supplement).

Redeemable on or after December 1, 2020 (three months prior to their maturity date), in whole or from time to time in part, at the option of the Company, at a price of 100% plus accrued interest.

Settlement:	T+3; February 28, 2011

CUSIP:	941063 AQ2

Joint Book-Running and	Deutsche Bank Securities Inc.
Joint Lead Managers	RBS Securities Inc.

Co-Managers	Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Lloyds Securities Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Anticipated Ratings:	Moody’s: Baa3 (Stable)
S&P: BBB (Stable)
Fitch: BBB (Stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: (1) Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4616 or (2) RBS Securities Inc. by calling toll-free at 1-866-884-2071.
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